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HEWLETT-PACKARD COMPANY

(Name of Registrant as Specified In Its Charter)

WALTER B. HEWLETT, EDWIN E. VAN BRONKHORST AND THE WILLIAM R. HEWLETT REVOCABLE TRUST

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For Immediate Release

WALTER HEWLETT ISSUES STATEMENT
ON HEWLETT-PACKARD ANALYST MEETING

Palo Alto, CA, February 28, 2002 – Walter B. Hewlett, on behalf of The William R. Hewlett Revocable Trust and its trustees, today issued the following statement regarding Hewlett-Packard Company’s (NYSE: HWP) analyst meeting in New York:

The HP analyst meeting confirms that HP is a strong company with a deep bench of experienced operating executives who are capable of managing the business well – today and tomorrow. HP does not need to acquire Compaq — a company with a struggling commodity computing business that accounts for approximately 65% of its revenues. Let’s look at the proposed merger from various perspectives:

UNPRECEDENTED PRICE: The Price For Compaq Is Too High HP claims: “Most [tech mergers] were done in hot markets at hot prices...This is a deal that was not done in a hot market and a hot price. We got wonderful value, we think.”[1]

In fact: HP stockholders are paying 47.7 times 2002 earnings for Compaq, more than twice what other hardware/systems acquirers have paid historically and more than two times HP’s own multiple.

Note: HP/Compaq multiple is based on Compaq full FY02 EPS estimate from First Call and HP price as of February 15, 2002, based on deal ratio of 0.6325 HP shares for each share of Compaq. Historical forward P/E ratios are based on the terms of the deal as per company filings at time of announcement and target First Call EPS estimates for the next fiscal year on the day prior to the announcement of the deal.

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RISK: This Transaction Entails Unjustified Risk

We believe, and many industry experts agree, that HP will lose customers and market share to competitors during the prolonged period of disruption caused by what even HP believes will be an 18-24 month integration process. We expect these losses to far outweigh any potential cost savings or benefits from the proposed HP/Compaq merger.

There is a big difference between creating 57 slides on integration and successfully completing a $25 billion integration of two large computing companies with facilities in 160 countries. In previous high tech mergers, managements have said that they planned extensively and were optimistic about integration but the fact remains that “no large-scale high-tech merger has ever worked - ever.”[2]

CROWN JEWEL: Don’t Trade I&P For Commodity Computing

At HP’s analyst meeting HP outlined a bright future for its Imaging & Printing business citing the immense business opportunity to gain share of a market that still has 96% of the 18.4 trillion pages printed every year up for grabs. Why would stockholders want to give up any of their interest in this business? The proposed merger with Compaq would shrink by over 35% stockholders’ ownership in HP’s crown jewel, the high-growth, high-margin, Imaging & Printing business, while doubling stockholders’ exposure to a troubled commodity PC business.

POOR PROCESS: This Transaction Is A Result Of A Haphazard And Reactive Process

It is no secret that the plan to acquire Compaq came as a result of a phone call from Michael Capellas, Compaq’s CEO, to Carly Fiorina just a few months prior to the announcement of the transaction. It says so in HP’s own proxy statement. We believe that after that ill-fated telephone call HP created its purported strategy to justify spending $25 billion to acquire Compaq. The notion that HP’s full board has considered, debated and rejected every alternative we now suggest completely defies the record and common sense.

BETTER ALTERNATIVES: There is a Better Way

We believe that HP’s strong position in its core markets provides the basis for attractive alternatives to the proposed merger and that there is significant value to be unlocked with a “Focus and Execute” strategy. We believe HP has the potential to realize $14 to $17 greater value per share relative to the proposed merger with Compaq.[3]

By focusing on high-margin growth businesses, HP has the potential to double operating margins from 4.2% to 8.4%.3 In addition, because a “Focus and Execute” strategy yields a more attractive business mix with less risk, it should achieve a more attractive earnings multiple than the proposed merger with Compaq.

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In contrast, HP’s proposed merger, we believe, would destroy stockholder value by approximately $4.70 per share.[4]

Mr. Hewlett concluded:

The choice is clear: HP stockholders should reject the proposed HP/Compaq merger by voting “AGAINST” the merger on the GREEN proxy card. I am confident that once stockholders review the facts relating to the merger they will join with me in voting down the Compaq merger.

1. Carly Fiorina speaking on CNBC Squawk Box, 2/7/02.

2. Professor David Yoffie, Harvard Business School, in “HP and Compaq Should Return to Their Roots,” The Wall Street Journal, 12/17/01.
3. Based on assumptions outlined in a report titled “HP Has Higher Value, Lower Risk Strategic Alternatives to the Proposed Merger” filed with the SEC on 2/19/02.
4. Based on assumptions outlined in a report titled “HP is Misleading Stockholders: Financial Analysis Illustrates that Compaq Merger Destroys Stockholder Value” filed with the SEC on 1/23/02.

Contacts:
Joele Frank / Todd Glass
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

ADDITIONAL IMPORTANT INFORMATION

On February 5, 2002, Walter B. Hewlett, Edwin E. van Bronkhorst and the William R. Hewlett Revocable Trust (collectively, the “Filing Persons”) filed a definitive proxy statement with the Securities and Exchange Commission relating to the proposed merger involving Hewlett-Packard Company and Compaq Computer Corporation. The Filing Persons urge stockholders to read their definitive proxy statement because it contains important information. You may obtain a free copy of the Filing persons’ definitive proxy statement and any other soliciting materials relating to the Filing Persons’ solicitation on the Securities and Exchange Commission’s website at www.sec.gov, on the Filing Persons’ website at www.votenohpcompaq.com, or by contacting MacKenzie Partners, Inc. at 1-800-322-2885 or 1-212-929-5500, or by sending an email to proxy@mackenziepartners.com.

Forward-Looking Statements

The views expressed in this release are judgments, which are subjective in nature and in certain cases forward-looking in nature. This release also contains estimates made without the benefit of actual measurement. Forward-looking statements and estimates by their nature involve risks, uncertainties and assumptions. Forward-looking statements and estimates are inherently speculative in nature and are not guarantees of actual measurements or of future developments. Actual measurements and future developments may and should be expected to differ materially from those expressed or implied by estimates and forward-looking statements. The information contained in this release does not purport to be an appraisal of any business or business unit or to necessarily reflect the prices at which any business or business unit or any securities actually may be bought or sold.

     For additional information, visit our website at www.votenohpcompaq.com.

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